Exhibit 2.1

FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/17/2023

Work Order Item Number: W2023071701929-3034021
Filing Number: 20233355148
Filing Type: Amended and Restated Articles
Filing Date/Time: 7/17/2023 11:37:00 PM
Filing Page(s): 11

Indexed Entity Information:

Entity ID: E22000462022-2
Entity Name: Maverick Lifestyle Inc.
Entity Status: Active
Expiration Date: None

Commercial Registered Agent
INCORP SERVICES, INC.
3773 HOWARD HUGHES PKWY STE 500S, Las Vegas, NV 89169 - 6014, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

Filed in the Office of	Business Number E22000462022-2
FVAguilar	Filing Number 20233355148
Secretary of State State Of Nevada	Filed On 7/17/2023 11:37:00 PM
	Number of Pages 11

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State:

Maverick Lifestyle Inc.

Entity or Nevada Business Identification Number (NVID): NV20222408022

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 86%

☐ Officer's Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 12/15/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) Article 4 was amended to specify classes of authorized common stock. (attach additional page(s) if necessary)
6. Signature: (Required)	X /s/ Victor Krahn — Chief Executive Officer Signature of Officer or Authorized Signer — Title X ____________________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Article 4 was amended to specify that of the total 490,000,000 shares of authorized common stock, 485,000,000 shares are authorized as Class A Common Stock and 5,000,000 are authorized as Class B Common Stock.

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 12/15/2022

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

Of

MAVERICK LIFESTYLE INC.

A Nevada Corporation

(Pursuant to NRS 77.390 and 78.403)

Maverick Lifestyle Inc. (the “Corporation”), a corporation registered under the Chapter 78 of the Nevada Revised Statutes (the “NRS”), hereby certifies as follows:

1.  Name. The name of the corporation is “Maverick Lifestyle Inc.”

2.  Address; Registered Office and Agent. The address of the Corporation’s registered office is 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, Clark County, NV 80169-6014, and the name of its registered agent at such address is InCorp Services, Inc.

3.  Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may he organized under the NRS.

4.  Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is: 500,000,000, divided as follows: 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), and 490,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of which 485,000,000 shares shall be shares of Class A Common Stock and 5,000,000 shares shall be shares of Class B Common Stock.

4.1  The designation, relative rights, preferences and limitations of the shares of each class are as follows:

4.1.1  The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board of Directors (the “Board”) pursuant to authority to do so which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. As determined by the Board and subject to the limitations prescribed by law, each series of shares of Preferred Stock; (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and any qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Section 4.1.1, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock.

4.1.2  The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of Common Stock of the Corporation.

(a)  Definitions. As used in this Article 4, the following terms have the meanings set forth below.

(i)  “Class B Common Stock Automatic Conversion Event” shall mean an event wherein one or more shares of Class B Common Stock automatically convert into one or more shares of Class A Common Stock pursuant to Section 4.1.2(d)(ii).

(ii)  “Immediate Family” means as to any natural person, such person’s spouse or Spousal Equivalent, the lineal descendant or antecedent, brother, sister, nephew or niece, of such person or such person’s spouse or Spousal Equivalent, or the spouse or Spousal Equivalent of any lineal descendant or antecedent brother, sister, nephew or niece of such person, or his or her spouse or Spousal Equivalent, whether or not any of the above are adopted.

(iii)  “Spousal Equivalent” means any two natural persons if the relevant person and the related party are registered as “domestic partners” or the equivalent thereof under the laws of their state of residence or any other law having similar effect or provided the following circumstances are true: (a) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least eighteen (18) years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other’s co1nmon welfare and financial obligations, and (g) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.

(iv)  “Transfer” of a share of Class B Common Stock (collectively, the “Transferred Stock”) shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A Transfer shall also include, without limitation, a transfer of a share of Transferred Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Transferred Stock by proxy or otherwise; provided, however, that the following shall not be considered a Transfer within the meaning of this Section 4.1.2(a)(iv):

(1)  the granting of a proxy to officers or directors of the Corporation at the request or approval of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent of stockholders;

(2)  the transfer of one or more shares of Transferred Stock by (i) gift or pursuant to a domestic relations order from a holder of Transferred Stock to such holder’s Immediate Family or (ii) to a trust or trusts for the exclusive benefit of such holder or his Immediate Family for no consideration;

(3)  the transfer of one or more shares of Transferred Stock effected pursuant to the holder’s will or the laws of intestate succession;

(4)  as to any holder that is a trust established for the exclusive benefit of a prior holder of such shares of Transferred Stock or such prior holder’s Immediate Family, the transfer of one or more shares of Transferred Stock to the prior holder or such prior holder’s Immediate Family for no consideration;

(5)  the granting of a repurchase right to the Corporation pursuant to an agreement wherein the Corporation has the right or option to purchase or to repurchase shares of Transferred Stock; provided, however, that the Corporation’s purchase or repurchase of such shares of Transferred Stock pursuant to the exercise of such right or option shall constitute a Transfer; or

(6)  upon the request of the transferor, any transfer approved by a majority of the disinterested members of the Board, even though the disinterested directors be less thana quorum, or if there are not any disinterested members on the Board, the entire Board.

(v)  “Voting Control” with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting, agreement or otherwise.

(b)  General. Except as expressly provided in this Article 4, Class A Common Stock and Class B Common Stock shall have the same rights and preferences and rank equally, share ratably and be identical in all respects as to all matters.

(c)  Voting.

(i)  Class B Common. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(ii)  Class A Common. Each holder of shares of Class A Common Stock shall be entitled to one (1) vole for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii)  Class Voting. Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(iv)  Increases or Decreases in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote and without a separate class vote of the holders of each class of the Common Stock.

(d)  Conversion Rights. The holders of the Class B Common Stock shall have conversion rights as follows:

(i)  Right to Convert. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, and without the payment of additional consideration by the holder thereof, into one (1) fully paid and nonassessable share of Class A Common Stock.

(ii)  Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share; provided however, that if a holder of Class B Common Stock Transfers any shares of Class B Common Stock to another holder of Class B Common Stock, then such Transfer will not constitute a Class B Common Stock Automatic Conversion Event.

(iii)  Mechanics of Conversion.

(1)  Surrender of Certificates. Before any holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock into shares of Class A Common Stock, the holder shall either (1) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock or (2) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued; provided, however, that on the date of a Class B Common Stock Automatic Conversion Event, the outstanding shares of Class B Common Stock subject to such Class B Common Stock Automatic Conversion Event shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such Class B Common Stock Automatic Conversion Event unless either the certificates evidencing such shares of Class B Common Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be cancelled and may not be reissued.

(2)  Conversion Date. In the event that a holder of Class B Common Stock elects to convert such shares pursuant to Section 4.1.2(d)(i) above, the conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted. In the event of a Class B Common Stock Automatic Conversion Event, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred.

(3)  Status as Stockholder. On the date of a conversion pursuant to this Section 4.1.2(d), all rights of the holder of the shares of Class B Common Stock shall cease and the holder or holders in whose name the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder of such shares of Class A Common Stock, notwithstanding that the certificates representing such shares of Class B Common Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Class B Common Stock, or that the certificates evidencing such shares of Class A Common Stock shall not then be actually delivered to such holder.

(4)  Delivery of Stock Certificates. In the event of a conversion pursuant to this Section 4.1.2(d), the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee of such holder, a certificate for the number of shares of Class A Common Stock to which such holder shall be entitled.

(iv)  Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred, provided, however, that such policies and procedures shall not inhibit the ability of a holder to convert such shares of Class B Common Stock to Class A Common Stock. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive.

(v)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Class B Common Stock, in addition to such other remedies as shall be available to the holder of such Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate of incorporation.

(vi)  Notices. Any notice required by the provisions of this Section 4.1.2(d) to be given to the holders of shares of Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(vii)  Status of Converted Stock. In the event any shares of Class B Common Stock shall be converted pursuant to this Section 4.1.2(d), the shares of Class B Common Stock so converted shall be cancelled and shall not be issuable by the Corporation.

4.1.3  No holder of stock of any class of the Corporation shall have, as such holder, any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into stock of the Corporation, issued or sold, or to any right of subscription to, or any warrant or option for the purchase of any thereof, other than such (if any) as the Board, in its discretion, may determine from time to time.

4.1.4  Subject to the provisions of these Articles of Incorporation and the express terms of any series of Preferred Stock and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine, without action by the stockholders.

5.  Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of the directors of the Corporation need not be by written ballot.

6.  Limitation of Liability. To the fullest extent permitted by the NRS and other applicable law, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director under NRS Section 78.138 or under NRS Section 78.300. If the NRS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

Any repeal or modification of the foregoing provision shall not adversely aka any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

7.  Indemnification.

7.1  The Corporation shall, to the fullest extent under Nevada law, indemnify any person (a “Covered Person”) who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against expenses (including attorneys’ fees) in the event of an action by or in the tight of the Corporation and against judgments, fines, and amounts paid in settlement and expenses (including attorneys’ fees), in the event of any other proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal proceeding, had no reason to believe the person’s conduct was unlawful; and except that no indemnification shall be made, in the event of an action by or in the right of the Corporation, if prohibited) by the NRS. Persons who are not Directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may he similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

7.2  The Corporation shall, from time to time, reimburse or advance to any Covered Person the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the NRS, such payment of expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by the Covered Person, to repay any such amount so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified for such expenses.

7.3  The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under applicable law, these Articles of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise.

7.4  The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

7.5  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the Bylaws or under NRS Section 78.752 or any other provision of law.

7.6  Any repeal or modification of the provisions of this Section 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.7  The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any Covered Person in the District Court of the State of Nevada. The burden of proving that such indemnification or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including, its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such proceeding.

7.8  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at the Corporation’s request as a director, officer, employee or agent of any Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

7.9  This Section 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8.  Combinations with Interested Stockholders, Directors and Officers. The Corporation hereby expressly elects not to be governed by the provisions of NRS Sections 78.411-78.444, inclusive, and Sections 78.378-78.444, inclusive (or any successor provisions thereof), and the restrictions and limitations set forth therein.

Except as forbidden by law or by these Articles of Incorporation, no transaction of the Corporation with any other person, firm or corporation, or in which the Corporation is interested, will be affected or invalidated by the fact that the common directorship, office, or financial interest is not known to the Director or officer at the time the transaction is brought before the Board for action, so long as the transaction is duly approved.

9.  Duration. The Corporation is to have perpetual existence.

10.  Adoption, Amendment and/or Repeal of Bylaws. The Board may from time to time adopt, amend or repeal the Bylaws; provided, however, that any Bylaws adopted or amended by the Board may be amended or repealed, and any Bylaws may be adopted, by the stockholders of the Corporation by vote of the holders of stock of the Corporation entitled to vote in the election of Directors of the Corporation and representing a majority of the voting power.

IN WITNESS WHEREOF, Maverick Lifestyle Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this 17th day of July, 2023.

Maverick Lifestyle Inc.

By:	/s/ Victor Krahn
Name:	Victor Krahn
Title:	Chief Executive Officer